Exhibit 10.24

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Supply Agreement”) is made effective as of May 27, 2011 (the “Effective Date”) by and between Gen-Probe Incorporated, a company incorporated under the laws of the State of Delaware (“Gen-Probe”), and Roka Bioscience, Inc., a company incorporated under the laws of the State of Delaware (“Roka”). Roka and Gen-Probe may hereafter be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, on September 10, 2009 Gen-Probe and Roka entered into a series of agreements (the “transaction documents”) pursuant to which Roka acquired certain assets and licenses from Gen-Probe relating to the development, manufacture and commercialization of certain products in the Company Field (as defined in that certain License Agreement dated September 10, 2009 by and between Roka and Gen-Probe (the “License Agreement”)); and

WHEREAS, in connection with the transactions contemplated by the License Agreement and the other transaction documents, including without limitation that certain letter agreement dated September 10, 2009 re: “Panther Supply Terms”, the Parties further contemplated entering into a supply agreement relating to the supply by Gen-Probe to Roka of Gen-Probe’s integrated, fully-automated low to mid volume molecular diagnostics Panther™ instrument system for Commercialization in the Roka Field (as defined hereinafter).

NOW THEREFORE, in consideration of the premises of each of the Parties to the other herein contained, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, it is mutually agreed as follows:

1.	DEFINITIONS

l.1. “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

1.2. “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Parties’ activities under this Supply Agreement, and the obligations of each Party hereunder as the context requires, including, without limitation, all applicable foreign, federal, state and local laws and regulations of the Territory.

1.3. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks located in the State of New York, or Gen-Probe’s facilities are authorized or required to be closed, as the case may be.

1.4. “Calendar Quarter” means any of the three-month periods beginning January 1, April 1, July 1 or October 1 of any calendar year.

1.5. “Calendar Year” means the twelve-month period beginning January 1 and ending December 31.

1.6. “Claim” means any claim, action, suit, demand or other legal assertion or proceeding brought by a Third Party against any of the Roka Indemnified Parties and/or the Gen- Probe Indemnified Parties related to any Losses.

1.7. “Clinical Diagnostics” means all testing to detect, identify, and/or quantitate one or more nucleic acid sequences for the purposes of detecting, diagnosing, making prognoses, monitoring, treating, preventing, or studying Human Disease. As used herein, “Human Disease” means any aberration of structure or function of any human cell, tissue or organ, living or dead. Without limiting the generality of the foregoing, Clinical Diagnostics includes testing in human clinical trials.

1.8. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Supply Agreement, reasonable, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment.

1.9. “Commercialization”, “Commercialize”, or “Commercializing”, with respect to the Panther Instruments, means any and all activities directed to and including the marketing, promoting, distributing, leasing, and/or selling of, or otherwise commercially exploiting, the Panther Instruments.

1.10. “Confidential Information” shall have the meaning given to such term in the Confidentiality Agreement.

1.11. “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, effective as of May 13, 2010, by and between Gen-Probe and Roka.

1.12. ‘‘Forecasted Requirements” and “Forecasts”, with respect to the Panther Instruments, means the amount of Panther Instruments projected by Roka to be required to meet its or its Affiliates’ requirements during a specific time period in the future. Such projections can be based on standard production planning parameters, including, but not limited to, sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like.

1.13. “Gen-Probe Indemnified Parties” means Gen-Probe, Gen-Probe’s Affiliates, any of their successors or assigns, and any of their respective current or former directors, officers, employees, and contract manufacturers.

1.14. “Industrial Applications” shall have the same meaning as that term is defined in the License Agreement, except that “Infection Control Applications” shall not be considered part of “Industrial Applications” for purposes of this Supply Agreement

1.15. “Infection Control Applications” shall have the same meaning as that term is defined in the License Agreement.

1.16. “Intellectual Property Rights” means, collectively, all of the following intangible legal rights in the Territory, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) inventions, patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility model, industrial designs and design patents or any extensions thereof, (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations, (iii) rights in trademarks, trademark registrations and applications therefor, trade names, service marks, service names, logos, or trade dress, (iv) rights relating to the protection of formulae, trade secrets, Know-How and Confidential Information, and (v) all other intellectual or proprietary rights in the Territory.

1.17. “Know-How” means any information or material that is confidential and proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How shall also include non-confidential information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a Regulatory Authority or as part of a legal proceeding.

1.18. “Manufacture” or “Manufacturing”, with respect to the Panther Instruments, means the commercial manufacture, storage, handling, production, and packaging of Panther Instruments pursuant to this Supply Agreement.

1.19. “Manufacturing Costs”, with respect to the Panther Instruments, means the aggregate actual cost to Gen-Probe to Manufacture the Panther Instruments, which actual cost shall be comprised of the cost of goods produced as determined in accordance with the definition of Cost of Goods Sold determined in accordance with Generally Accepted Accounting Principles. In the event that Panther Instruments are purchased by Gen-Probe from a Third Party, Manufacturing Costs shall be equal to the actual costs (including the transfer price, applicable taxes, and costs relating to storage, shipping and handling) paid by Gen-Probe for such Panther Instruments from time to time.

1.20. “NAT” means nucleic acid test or nucleic acid testing, as the context requires.

1.21. “Net Sales” shall mean the aggregate gross invoiced sales by Roka or any of its Affiliates, licensees or sublicensees to unrelated Third Parties for Panther Instruments and Panther-Related Products, less the following deductions to the extent actually included in the gross invoiced sales price for such Panther Instruments or Panther-Related Products or otherwise directly paid or incurred by Roka or any of its Affiliates, licensees or sublicensees with respect to the sale of such Panther Instruments or Panther-Related Product: (a) trade, quantity and cash discounts and rebates allowed to and taken by customers; (b) refunds, chargebacks and any other allowances actually paid to or taken by customers; (c) amounts separately and actually credited to customers for Panther Instrument returns, credits and allowances; (d) special outbound packing, transportation, freight, handling, postage charges and other charges such as insurance relating thereto that are separately billed to the customer or prepaid; and (e) sales, excise, value added, turnover, use and other like taxes or customs duties paid and any other governmental charges, excluding net income tax, imposed upon the sale of the Panther Instruments.

1.22. “Panther Instrument” means the production version (including future versions thereof) of Gen-Probe’s integrated, fully-automated low to mid volume molecular diagnostics instrument system. The Panther Instrument has been designed for Clinical Diagnostics and was not designed, customized or intended for Industrial Applications. A Panther Instrument, as shipped to Roka, shall include the Panther analyzer (including the chemi-luminescent detection module), market specific kit, eight sample racks and a computer which allows for the installation of Roka specific assay software. Upgrades for the real-time NAT detection modules will be made available for purchase by Roka if and when such real-time NAT detection modules are made generally available to Gen-Probe’s customers. The Panther Instrument, as shipped to Roka, does not include reagent racks, although such reagent racks may be purchased separately by Roka. Panther Instrument software will be provided separately to Roka by Gen-Probe and will need to be installed on each Panther Instrument by an appropriately trained Roka field service engineer (FSE).

1.23. “Panther-Related Products” means any testing services, assays, assay kits or tests, consumable supplies, and any other product or service sold by Roka for use with Panther Instruments, excluding any service contracts for the maintenance, support or repair of Panther Instruments.

1.24. “Part(s)” means any field replaceable part required to ensure that a Panther Instrument performs as intended.

1.25. “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.26. “Purchase Order” means a written firm purchase order, specifying the desired quantity of Panther Instruments, delivery dates and delivery instructions.

1.27. “Roka Field” shall mean the research, development, manufacture, use, distribution, promotion, marketing, offer for sale, import and export of Panther Instruments and nucleic acid tests and other consumables for use with Panther Instruments, solely for Industrial Applications. For the avoidance of doubt, Roka acknowledges and agrees that for purposes of this Supply Agreement the Roka Field expressly excludes Infection Control Applications.

1.28. “Roka Indemnified Parties” means Roka, Roka’s Affiliates, any of their successors or assigns, and any of their respective current or former directors, officers or employees.

1.29. “Specifications”, with respect to the Panther Instruments, means Gen-Probe’s written specifications for the Panther Instruments, Manufacturing requirements, instructions and specifications, shipping and storage requirements, and quality control specifications and documentation. The current version of the Specifications are attached hereto as Exhibit A.

1.30. “Territory” shall mean the world.

1.31. “Third Party” shall mean any entity other than Gen-Probe or Roka or an Affiliate of Gen-Probe or Roka, as applicable.

1.32. Other Defined Terms. Each of the following definitions is set forth in the Section of this Supply Agreement indicated below:

Definition	Section
2011 Forecast	3.1.1
Alliance Manager	4.1
Alternative Supplier	8.1
Alternative Supplier Notice	8.1
Alternative Supplier Triggers	8.1
Assay Integration Services	2.4.1
Effective Date	Preamble
Forecast Start Date	3.1.2
Gen-Probe	Preamble
Indemnitee	11.3
Indemnitor	11.3
Initial 2011 Forecast	3.1.1
Initial Supply Period	3.1.4
Internal Use Instruments	5.15
License Agreement	Recitals
Losses	11.1
Margin Recovery Amount	6.3
Roka	Preamble
Roka Sequence File	2.4
Services Costs	2.4.2
Supply Agreement	Preamble
Term	9.1
Warranty Period	5.3

2.	SUPPLY OF PRODUCTS

2.1. Gen-Probe Supply of Products. Subject to the terms and conditions of this Supply Agreement, and all Applicable Laws, Gen-Probe shall use Commercially Reasonable Efforts to supply, ship and deliver Panther Instruments to Roka or its designee, for Commercialization by Roka exclusively in the Roka Field in the Territory, in sufficient quantities to meet Roka’s requirements and Forecasts during the Term. Roka shall purchase from Gen-Probe one hundred percent (100%) of its requirements of Panther Instruments for the Territory during the Term.

2.2. Product Price. Subject to the terms and conditions of this Supply Agreement, Gen-Probe shall supply Panther Instruments to Roka at a price, for each Panther Instrument, equal to [*] of the transfer price portion of Gen-Probe’s Manufacturing Cost, plus [*] of the portion of Gen-Probe’s Manufacturing Cost comprising applicable taxes and costs relating to storage, shipping and handling, [*], payable as set forth in Article 6 of this Supply Agreement. Notwithstanding the foregoing, the price for the first [*] Panther Instruments ordered by Roka hereunder (excluding Internal Use Instruments purchased by Roka under Section 5.15 below) shall equal [*] of the transfer price portion of Gen-Probe’s Manufacturing Cost, plus [*] of the portion of Gen- Probe’s Manufacturing Cost comprising applicable taxes and costs relating to storage, shipping and handling, [*], payable as set forth in Article 6 of this Supply Agreement.

2.3. Manufacturing Practices.

2.3.1. Specifications. Gen-Probe shall manufacture the Panther Instruments under this Supply Agreement in accordance with all Applicable Laws and in accordance with the Specifications. Roka acknowledges that Gen-Probe may need to refine and modify the Specifications as Gen-Probe gains experience with the Manufacture, testing and use of the Panther Instruments. Accordingly, Gen-Probe shall have the right to modify the Specifications and shall give Roka at least 30 days prior written notice of, and supply Roka with updated documentation in accordance with Gen-Probe’s Quality System with respect to, any such modifications to the Specifications.

2.3.2. Quality. Gen-Probe shall provide Roka with such reasonable information, including manufacturing, validation, quality systems and analytical documentation, and a certificate of conformance, as requested by Roka regarding quality control of the Manufacture of the Panther Instruments. The Parties intend to enter into a Quality Agreement, defining the roles and responsibilities of Gen-Probe and Roka with respect to quality system interactions relating to the Panther Instrument.

2.4. Assay Integration. Roka shall be responsible for the integration and testing of NATs developed by Roka for Industrial Applications on the Panther Instrument and the necessary testing to ensure that the assay sequence file developed by Roka for each new assay (each, a “Roka Sequence File”) and related assay formulation functions properly with the Panther Instrument. To facilitate Roka’s integration of NATs, Gen-Probe shall provide Roka with: (a) Panther Instrument-related documentation listed in Exhibit B hereto, and know-how reasonably needed by Roka to facilitate Roka’s responsibility to integrate its NATs for use on the Panther Instrument; (b) Panther Instrument-related documentation and know-how reasonably needed by Roka to install software authorized by Gen-Probe on Panther Instruments; (c) Panther Instrument-related documentation and know-how reasonably needed by Roka to upgrade Panther Instruments already in use by Roka’s customers to enable the use of any Roka NATs introduced after a Panther Instrument is in use in the field; and (d) electronic documentation reasonably needed by Roka to develop training materials for operator training for the use of Panther Instruments in Industrial Applications.

2.4.1. Assay Integration Services. Gen-Probe shall provide Roka with reasonable cooperation and coordination to assist Roka with its responsibility to integrate Roka’s NATs on the Panther Instrument, including but not limited to (a) modifying the Panther Instrument software to permit the use of Roka’s NATs on the Panther Instrument, (b) providing Roka with an APTIMA assay sequence file, (c) providing Roka with Exponential Tail Fit module with interface documentation, (d) reserving Gen-Probe unique assay type code numbers for Roka assays, (e) creating assay and system software disks (or other electronic media) for Roka based on the Roka Sequence File provided to Gen-Probe by Roka, (f) performing testing procedures on the assay disk to confirm that the Roka Sequence File works with the Panther Instrument system software (such testing procedures to be generally consistent with the testing procedures Gen-Probe performs on assay disks it prepares to support internally developed Gen- Probe assays) before returning the assay and system software disks (or other electronic media) to Roka for assay verification and validation by Roka, and (g) providing all label and bottle specifications required to work with the APTIMA assay sequence file (collectively, “Assay Integration Services”). Gen-Probe shall have no obligation under this Supply Agreement to the extent that Gen-Probe cannot provide Assay Integration Services due to Roka failing to timely deliver to Gen-Probe any data or information or failing to timely take any action reasonably requested by Gen-Probe. Gen-Probe will use the same degree of care in rendering Assay Integration Services under this Supply Agreement as it utilizes in rendering such services for its own operations.

2.4.2. Costs and Payments. For any Assay Integration Services provided to Roka by Gen-Probe, Roka shall pay to Gen-Probe: (a) a fee equal to the sum of the fully burdened salary costs incurred by Gen-Probe for personnel in connection with the performance of such services, plus [*], and (b) all out-of-pocket expenses (including Third Party charges, if any) incurred by Gen-Probe in providing such services ((a) and (b), collectively, “Services Costs”). Gen-Probe will invoice Roka on or about the tenth day of each calendar month for the amounts due under this Supply Agreement with respect to the Assay Integration Services rendered in the prior month, which will consist of the Services Costs for such period. Such invoice will include reasonable detail regarding the components of the Services Costs and the calculation thereof. The amounts specified in the invoice will be due within ten (10) Business Days after the delivery of the invoice to Roka. In the event Roka desires to dispute in good faith any item(s) under any invoice, Roka will provide Gen-Probe within five (5) Business Days after delivery of the invoice with written notice setting forth the details of the disputed item(s) and the amount in question. Roka will timely pay to Gen-Probe all undisputed amounts on any such invoice. The Parties will work together, in good faith, to resolve such dispute within five (5) Business Days after such notice of dispute is sent. If the Parties are unable to resolve a dispute within such five (5) Business Day period, the Parties shall escalate such dispute for resolution pursuant to the provisions of Section 13.2 hereof. If escalation occurs, then Gen-Probe shall have the option to stop work under this Supply Agreement with respect to the service(s) that are the subject of such dispute until the dispute is resolved unless Roka pays the disputed amount at the time the dispute is escalated for resolution. Roka’s failure to pay the portion(s) of an invoice that it disputes using the procedure specified in this Section 2.4.3 shall not constitute a material breach under this Supply Agreement.

2.4.3. Panther Technical/Engineering Support. Gen-Probe shall use Commercially Reasonable Efforts to provide Roka with access to Gen-Probe technical staff to troubleshoot difficult field issues that cannot be solved by reagent or hardware substitution and require advanced knowledge of the Panther Instrument, including without limitation diagnosis and resolution of software anomalies and problems; provided, however, that Roka may not refer any such issues to Gen-Probe under this Section 2.4.3 without first using diligent efforts to resolve the issue by itself. Roka shall reimburse Gen-Probe for such technical support on a fully burdened cost plus [*] basis (including time and materials).

2.4.4. Impracticability; Additional Resources. Gen-Probe shall not be required to provide any Assay Integration Service (or other service under this Section 2.4) to the extent the performance of such service becomes “impracticable” as a result of a cause or causes outside the reasonable control of Gen-Probe, or to the extent the performance of such service would require Gen-Probe to violate any Applicable Laws, or would result in the breach of any software license or other applicable contract. Notwithstanding anything in this Section 2.4 to the contrary, if an event occurs that materially affects Gen-Probe’s ability to provide any of the Assay Integration Services or other services or support pursuant to this Supply Agreement, Gen-Probe shall provide prompt written notice thereof to Roka, and the Parties shall then negotiate a resolution in good faith. In providing the Assay Integration Services (or other services under this Section 2.4), Gen-Probe shall not be obligated to: (a) hire any additional employees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional equipment or software; or (d) pay any costs related to the transfer or conversion of Roka’s data to Roka or any alternate supplier of Assay Integration Services.

3.	FORECASTS; PURCHASE ORDERS; DELIVERY

3.1. Forecast of Requirements.

3.1.1. Initial Forecast. Each Forecast under this Section 3.1 shall include the anticipated number of Panther Instruments and the requested delivery dates. Roka previously provided Gen-Probe with a written Forecast covering its requirements for Panther Instruments for each of the four (4) Calendar Quarters in 2011 (the “2011 Forecast”). The 2011 Forecast shall be binding on Roka. Gen-Probe responded to the 2011 Forecast in writing (which term expressly includes email correspondence) indicating whether and to what extent it will be able to commit to supply Roka with its requirements as indicated in the 2011 Forecast. Gen-Probe shall use Commercially Reasonable Efforts to meet the forecasted demand of Roka for Panther Instruments as to which Gen-Probe has undertaken an obligation to manufacture in accordance with the preceding sentence.

3.1.2. Rolling Quarterly Forecasts. Beginning with the Calendar Quarter ending June 30, 2011, and on or prior to the last day of the second to last month in each such Calendar Quarter, Roka shall update its prior Forecast by extending the Forecast to cover a period of not less than twelve (12) months starting with the first day of the second Calendar Quarter thereafter (which date is referred to as the “Forecast Start Date”). As an example, the updated Forecast for the 12 month period from October 1, 2011 to September 30, 2012 will be provided by Roka to Gen-Probe on or before May 31, 2011 and the “Forecast Start Date” for such Forecast shall be October 1, 2011. Gen-Probe shall respond to each Forecast in writing (which term expressly includes email correspondence) within thirty (30) days indicating whether and to what extent it will be able to commit to supply Roka with its requirements as indicated in the applicable Forecast; provided, however, that for each Calendar Year after the 2011 Calendar Year Gen- Probe shall commit to supply Roka with an aggregate of at least [*] Panther Instruments per Calendar Year (so long as Roka’s Forecast for such Calendar Year is at least equal to an aggregate of [*] Panther Instruments). For the avoidance of doubt, Gen-Probe shall not decline to commit to supply Roka with any portion of Roka’s Forecasted requirements to the extent that Gen-Probe and/or its Third Party contract manufacturer has the production capacity to first meet all of Gen-Probe’s requirements for itself and for Gen-Probe’s other customers, and to fill such Roka Forecasted requirements or portions thereof. Notwithstanding the foregoing, the Parties acknowledge and agree that with respect to requirements for Panther Instruments in 2011 such updated Forecasts shall be for planning purposes only because the final version of the 2011 Forecast shall control with respect to Roka’s requirements for Panther Instruments in 2011. Absent Gen-Probe’s prior written consent, with respect to each such updated Forecast, Roka may not modify the previously-forecasted amount of Panther Instruments for the Calendar Quarter following the Forecast Start Date, and Roka may not increase or decrease its Forecast for Panther Instruments for the Calendar Quarter covering the fourth through sixth months of the Forecast by more than twenty-five percent (25%) from the previously forecasted amount for such Calendar Quarter.

3.1.3. Forecast Factors. Roka shall prepare each Forecast based upon Roka’s good faith determination of the past and reasonably anticipated market demand for Panther Instruments thereof. In arriving at Forecasts, Roka shall consider standard production planning parameters, including but not limited to sales forecasts, sales demand forecasts, inventory requirements, and the like. In addition, Roka’s Forecasts for Panther Instruments in 2011 shall in good faith recognize limitations imposed by Gen-Probe’s arrangements with its Third Party contract manufacturer for the manufacture and supply of such Panther Instruments.

3.1.4. Initial Supply Period. Notwithstanding the foregoing, the parties recognize that forecasting and manufacturing for and during the first twelve months of supply hereunder (the “Initial Supply Period”) will be difficult and that actual experience may vary significantly from any Forecast, and the parties agree to work together to address the manufacture and supply of Panther Instruments, and to use Commercially Reasonable Efforts to satisfy the market demand for such Panther Instruments, during the Initial Supply Period. Furthermore, Roka acknowledges and agrees that the Panther Instruments are in the early stages of commercialization and that as a result Gen-Probe may not be able to deliver the Panther Instruments to Roka on a timely basis during the Initial Supply Period. Without limiting the generality of the foregoing, Roka acknowledges that delivery of the Panther Instruments to Roka is subject to Gen-Probe’s timely receipt of the Panther Instruments from its Third Party contract manufacturer, the availability of sufficient Panther Instruments to accommodate Gen-Probe’s other customers, as determined by Gen-Probe in its reasonable discretion, and other potential delays.

3.2. Purchase Obligation. Together with delivery of the 2011 Forecast pursuant to Section 3.1.1 above, Roka shall deliver to Gen-Probe a binding Purchase Order for its requirements of Panther Instruments as reflected in the 2011 Forecast, which shall specify the quantity ordered and the requested delivery date(s). On or before October 1, 2011, Roka shall deliver to Gen-Probe a binding Purchase Order for its requirements of Panther Instruments for delivery during the first Calendar Quarter of 2012, which shall specify the quantity ordered and the requested delivery date(s) and which shall be consistent with the Forecast for such Calendar Quarter (as finally determined in accordance with the procedures specified in Section 3.1 above). Thereafter, on or before the first day of the first Calendar Quarter of 2012 and each succeeding Calendar Quarter, Roka shall deliver to Gen-Probe a binding Purchase Order for its requirements of Panther Instruments for delivery during the following Calendar Quarter, which shall specify the quantity ordered and the requested delivery date(s) and which shall be consistent with the Forecast for such Calendar Quarter (as finally determined in accordance with the procedures specified in Section 3.1 above). Gen-Probe shall confirm all Purchase Orders within the Forecasted amounts, including quantities and delivery dates, in writing within ten (10) Business Days after receipt of Purchase Orders.

3.3. Orders. Notwithstanding the content of a Purchase Order, Gen-Probe’s invoice, or any other document submitted by one party to the other, this Supply Agreement shall take precedence over such Purchase Order or other document, and this Supply Agreement shall govern and control over any conflicting or inconsistent terms of such Purchase Order(s), invoice(s) or other documents, and all terms which are inconsistent with those provided in this Supply Agreement shall be null and void.

3.4. Supply Obligation. Gen-Probe shall be required to supply in any Calendar Quarter the quantity of such Panther Instruments ordered by Roka pursuant to Section 3.2 to the extent such quantity of Panther Instruments was set forth in the most recent Forecast. If the quantity of Panther Instruments ordered by Roka under Section 3.2 for any Calendar Quarter exceeds the forecasted amount, Gen-Probe shall use Commercially Reasonable Efforts to work with its Third Party contract manufacturer to supply such excess. If Gen-Probe becomes aware of any fact indicating that Gen-Probe may be unable to meet Roka’s forecasted demand for Panther Instruments, Gen-Probe shall promptly provide written notice of such fact to Roka.

3.5. Delivery Dates. Gen-Probe shall use Commercially Reasonable Efforts to ship the Panther Instruments on the date requested in any accepted Purchase Order, provided that such date is consistent with the terms and conditions of this Supply Agreement. Gen-Probe shall promptly notify Roka of any delay and shall keep Roka informed throughout the duration of the delay. In the event of any delay in the scheduled delivery date, and without limiting Roka’s other rights and remedies hereunder, Gen-Probe shall immediately notify Roka of such delay and shall work diligently to remedy such delay.

4.	ALLIANCE MANAGERS

4.1. Alliance Management Structure. The Parties have each previously designated a single representative to serve as the primary point-of-contact for matters relating to the interactions between the Parties (each such person, an “Alliance Manager”). As of the date of this Supply Agreement, the Gen-Probe Alliance Manager is [*] and the Roka Alliance Manager is [*]. Each of Gen-Probe and Roka

shall have the right to designate a substitute or replacement Alliance Manager from time to time in its sole discretion, effective upon notice to the other Party of such change. In addition, each Party shall have the right to have a reasonable number of ad-hoc additional representatives of such Party attend meetings of the Alliance Managers from time to time.

4.2. Meetings. The Alliance Managers shall meet in person or by teleconference on a quarterly basis, or at such other frequency as mutually determined by the Alliance Managers, to discuss issues related to Manufacture of the Panther Instruments. As part of their duties, the Alliance Managers shall review and discuss the status of Forecasts, orders, delivery schedules, assay integration issues, and any other issues related to Gen-Probe’s supply of Panther Instruments to Roka, and such other subjects as mutually determined by the Alliance Managers. The Parties shall agree in advance upon the time and place of such meetings.

5.	PRODUCT DELIVERY AND ACCEPTANCE

5.1. Delivery. All Panther Instruments supplied to Roka under this Supply Agreement shall be EXW (Incoterms 2000) Gen-Probe’s Third Party cross-dock facility (the “Cross-Dock Facility”) located at Agility Logistics AG, Frachtgebäude Südzone, 4030 Basel Flughafen/Airport, Switzerland or Gen-Probe’s distribution center (the “UK Distribution Center”) located in Manchester, England. Roka shall be responsible for all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Panther Instruments purchased by Roka hereunder. Title and risk of loss and damage to the Panther Instruments purchased by Roka hereunder shall pass to Roka upon receipt by Roka’s designated carrier at the Cross-Dock Facility or the UK Distribution Center, as applicable. Gen-Probe shall use Commercially Reasonable Efforts to arrange warehouse capacity for Panther Instruments at the UK Distribution Center after sale to Roka and pending further delivery instructions from Roka. Roka will be solely responsible for the cost of any such warehouse capacity utilized by Roka.

5.2. Inspection of Delivered Product. If any Panther Instrument is damaged, defective or fails to conform to the Specifications during the Warranty Period (as defined in Section 5.3 below), then Roka shall have the right to reject such damaged, defective or non-conforming Panther Instrument. Roka shall give written notice to both Gen-Probe and any manufacturer designated by Gen-Probe of its rejection hereunder, within thirty (30) days after installation of such Panther Instrument, specifying the grounds for such rejection. The Panther Instrument shall be held for Gen-Probe’s disposition, at Gen-Probe’s expense, if found to be damaged, defective or non-conforming. Gen-Probe shall use Commercially Reasonable Efforts to repair or replace such rejected Panther Instruments after receipt of notice of rejection thereof. If the Parties dispute whether a Panther Instrument rejected by Roka conforms to the Specifications, the Parties shall resolve the issue pursuant to Section 13.2. The acceptance by Roka of Panther Instruments under this Section 5.2 shall not be deemed a waiver or limitation in any manner or respect of the representations and warranties made by Gen-Probe hereunder.

5.3. Warranty. Gen-Probe represents and warrants to Roka that the Panther Instruments supplied to Roka hereunder will conform to the Specifications (as may be modified from time to time in accordance with this Supply Agreement), will be in compliance with all

Applicable Laws in the EU and USA and will be free from defects in material, workmanship and design. Each Panther Instrument shall be warranted for [*] from the date of shipment from Gen-Probe’s Third Party contract manufacturer or for [*] following installation at Roka’s customer location, whichever occurs first (such period, the “Warranty Period”). Any and all warranties by any contract manufacturer of a Panther Instrument shall inure to the benefit of Roka to the extent permitted by such contract manufacturer. Any unauthorized modification of the Panther Instrument by Roka (or Roka’s customer) shall void the foregoing warranty. For the avoidance of doubt, Roka’s installation of software approved in advance by Gen-Probe on a Panther Instrument shall not constitute an unauthorized modification that voids the foregoing warranty. For the further avoidance of doubt, the Parties agree that Gen-Probe’s warranty obligations hereunder shall only include instrument failures resulting from instrument design and/or manufacturing, and that Gen-Probe’s warranty obligations shall not include instrument failures resulting from user error or poor field service, instrument failures caused by the Roka Sequence File or assay formulation, or other causes beyond the reasonable control of Gen-Probe or its Third Party contract manufacturer. Without limiting the generality of the foregoing, the warranty set forth in this Section 5.3 will not apply in the event that: (a) Roka (or Roka’s customer) has not used and maintained the Panther Instrument in accordance with the Specifications and/or the operator’s manual provided by Gen- Probe to Roka; (b) Roka (or Roka’s customer) has used the Panther Instrument with reagents and supplies not expressly authorized by Gen-Probe, it being agreed that the reagents and supplies listed on Schedule 5.3 attached hereto that Roka procures from Gen-Probe shall be deemed authorized by Gen-Probe, provided that such reagents and supplies are used by Roka in accordance with the applicable specifications; (c) the Panther Instrument is repaired, modified or altered by a party other than Gen-Probe or Roka without Gen-Probe’s prior written consent; (d) Roka (or Roka’s customer) has installed software on the Panther Instrument that was not authorized in advance by Gen-Probe; (e) the Panther Instrument has been subject to misuse, negligence or other accident; or (f) the use of the Panther Instrument did not comply with the requirements specified on Exhibit E attached hereto and incorporated herein by reference.

Since the Panther Instrument was designed for use in Clinical Diagnostics and not for use in the Roka Field, Gen-Probe intends to keep track of warranty claims made on the Panther Instruments used in the Roka Field (the “Roka Warranty Claims”) as compared to warranty claims made on the Panther Instruments used for Clinical Diagnostics (the “Non-Roka Warranty Claims”). In general, the parties anticipate that the rate and average cost of Roka Warranty Claims will be similar to the rate and average cost of Non-Roka Warranty Claims. To the extent that the rate and/or average cost of Roka Warranty Claims is disproportionate to the rate and/or average cost of Non-Roka Warranty Claims measured over a period of at least twelve (12) consecutive months, Gen-Probe will share such information with Roka and the parties will (i) review and evaluate the Roka Warranty Claims, (ii) consider ways to address the lack of proportionality between the rate and/or average cost of Roka Warranty Claims and the rate and/or average cost of Non-Roka Warranty Claims and (iii) use good faith efforts to enter into an amendment to this Supply Agreement to modify the terms of Section 5.3 on a prospective basis.

5.4. No Additional Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.3 ABOVE, GEN-PROBE MAKES NO WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND GEN-PROBE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF :MERCHANTIBILITY AND/OR FTINESS FOR A PARTICULAR PURPOSE.

5.5. Remedies for Non-Conforming Product. In the event that a Panther Instrument fails to conform to the warranty set forth in Section 5.3 above and Gen-Probe receives written notice from Roka of such non-conformity within the Warranty Period, Gen-Probe shall:

5.5.1.Promptly investigate such non-conformity, and deliver to Roka a corrective action plan within thirty (30) days after receipt of Roka’s written notice of non-conformity, or such additional time as is approved by Roka if such investigation or plan requires data from sources other than Roka or Gen-Probe.

5.5.2. At Gen-Probe’s expense, repair or replace such non-conforming Part(s) as soon as reasonably practicable with Part(s) that conform to the Specifications and refund any freight charges (and related taxes and duties) incurred by Roka related to such non-conforming Part(s). The labor for the replacement of such Part(s) shall be provided by Roka.

5.5.3. In the event Roka is unable to repair or replace such non-conforming Part(s), Gen-Probe at its discretion shall either repair or replace such non-conforming Panther Instrument(s) as soon as reasonably practicable with Panther Instrument(s) that conform to the Specifications and refund any freight charges (and related taxes and duties) incurred by Roka related to such non-conforming Panther Instrument(s).

5.6. LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS SUPPLY AGREEMENT, GEN-PROBE’S SOLE LIABILITY TO ROKA, AND ROKA’S SOLE REMEDY, WITH RESPECT TO THE SPECIFIC MATTERS ADDRESSED UNDER SECTIONS 5.2, 5.3 AND 5.5 HEREOF SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING PANTHER INSTRUMENTS (OR PARTS THEREOF). NOTHING IN THIS SECTION SHALL LIMIT ANY RIGHTS OR REMEDIES UNDER ARTICLE 11 OR ANY RIGHT OF ROKA TO ASSUME RESPONSIBILITY FOR THE MANUFACTURE OF THE PANTHER INSTRUMENTS UNDER ARTICLE 8.

5.7. Failure to Supply. If Gen-Probe fails to supply all or any material part of a quantity of Panther Instruments specified by Roka in a Purchase Order accepted by Gen-Probe, Roka may elect, at its sole discretion, to require Gen-Probe to supply the undelivered Panther Instruments or a lesser quantity at a future date agreed upon by Gen-Probe and Roka. The provisions of this Section 5.7 shall be without prejudice to Roka’s rights under Article 9 (Term and Termination) of this Supply Agreement and remedies provided for hereunder or any other rights or remedies available to Roka including, without limitation, those under this Supply Agreement.

5.8. Updates and Improvements. Gen-Probe shall make available to Roka, on a fully burdened cost plus [*] basis, for retrofitting or upgrading any Panther Instruments previously purchased by Roka from Gen-Probe, any modified or upgraded software, component or other improvement to the Panther Instruments developed during the Term which Gen-Probe has made generally available to the then outstanding Panther Instruments deployed in the field by Gen-Probe for Clinical Diagnostics; provided, however, that software upgrades that are released to correct errors or fix other software bugs shall be provided at no cost to Roka (except with respect to the installation thereof as described below). Notwithstanding the foregoing, (i) Roka shall be responsible for installing all such software updates (including labor costs associated with the installation of such software updates) on all Panther Instruments previously purchased by Roka hereunder and (ii) Roka shall be solely responsible for all costs associated with modifications or upgrades specifically requested by Roka or for features designed specifically for use in the Roka Field (it being understood that Gen-Probe shall have the absolute right to decline any such requests for modifications, upgrades or features from Roka). Gen-Probe shall make available to Roka on reasonable terms mutually agreed upon technical assistance as may be needed to implement any such improvements in Panther Instruments previously purchased by Roka on a fully burdened cost plus [*] basis.

5.9. Spare Parts. The parties shall enter into an agreement setting forth their rights and obligations with respect to spare parts and support to enable remote diagnostics, which, when executed, shall be incorporated into and be deemed Exhibit C to this Supply Agreement. The parties recognize that such an agreement will not be completed before the execution of this Supply Agreement. Prior to the completion and execution of the contemplated spare parts agreement, Gen-Probe shall use Commercially Reasonable Efforts to make spare parts for Panther Instruments purchased by Roka hereunder available for purchase by Roka on a fully burdened cost plus [*] basis.

5.10. Training. Gen-Probe shall make training services available to Roka with respect to the Panther Instrument in accordance with the schedule attached hereto as Exhibit D.

5.11. Independent Purchaser Status. Roka shall be an independent purchaser and reseller of Panther Instruments. Roka shall be free to use and resell the Panther Instrument in the Roka Field on such terms as it may, in its sole discretion, determine, including price, returns, credits and discounts.

5.12. Invoices. Upon shipment of Panther Instruments to Roka, Gen-Probe shall submit invoices therefore to Roka.

5.13. Sales and Use Tax. Any foreign, federal, state, county or municipal sales or use tax (including VAT), excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of Panther Instruments sold by Gen-Probe to Roka pursuant to this Supply Agreement shall be paid by Roka.

5.14. Withholding Taxes. Roka shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges (other than United States taxes) with respect to amounts payable on Panther Instruments to the extent Roka or its distributors pay to the appropriate governmental authority on behalf of Gen-Probe such taxes, levies or charges. Roka shall use reasonable efforts to minimize any such taxes, levies or charges required to. be withheld on behalf of Gen-Probe by Roka or its distributors. Roka promptly shall deliver to Gen-Probe proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.15. Non-Commercial Panther Instruments. Roka acknowledges that Gen-Probe has previously provided Roka with five (5) Internal - Use Instruments (as defined below). Gen-Probe agrees to provide to Roka not more than fourteen (14) additional Panther Instruments (for a total of nineteen (19) Internal Use Instruments) for internal uses, including without limitation research studies, marketing studies, internal research and development, and troubleshooting (all for Roka’s use only in direct furtherance of the express purposes of this Supply Agreement and without any implied license for any purpose other than such express purposes), to the extent such Panther Instruments are specifically ordered for such purposes (“Internal Use Instruments”). The entire compensation to Gen-Probe for Internal Use Instruments shall be [*] of Gen-Probe’s Manufacturing Cost for such Panther Instruments, provided that if the Internal Use Instruments sold hereunder are used by Roka other than solely for Roka’s internal purposes as permitted hereby, the amount due hereunder for each such Internal Use Instrument shall be increased to an amount equal to the price specified in Section 6.2 hereof. Notwithstanding anything to the contrary set forth elsewhere herein, the entire compensation for all such Internal Use Instruments shall be due and payable upon delivery of such Internal Use Instruments to Roka. In addition, Roka acknowledges and agrees that the delivery of any such Internal Use Instruments may be subject to delays in order to allow for the delivery of Panther Instruments to other Gen-Probe customers.

5.16. Marketing; Customer Service; Branding. During the Term, Roka shall use Commercially Reasonable Efforts to promote and sell the Panther Instrument and Panther- Related Products in the Territory and to provide customer service consistent with industry standards. Roka shall market and sell the Panther Instruments under a brand name determined by Roka in its discretion that shall not include the term “Panther” or “Tigris,” subject to the reasonable review and approval of Gen-Probe, such review and approval to be provided within thirty (30) days. During the first 24 months of the initial Term of this Supply Agreement, Roka shall provide to Gen-Probe for Gen-Probe’s prior review and approval copies of all promotional materials which Roka proposes to use with respect to the Panther Instrument and Panther- Related Products. Such materials shall be deemed approved unless Gen-Probe objects to such materials within thirty (30) days of receipt of such materials from Roka. Roka acknowledges that there will be a delay of up to 120 days from the time that final Roka-branded artwork is provided to Gen-Probe before such Roka-branding will be included in Panther Instruments ordered by Roka hereunder.

5.16.1.Gen-Probe shall be responsible for modifying the Panther Instrument software to (a) replace the “Panther”-branded splash screen with a Roka-branded splash screen and (b) replace all “Panther” branding with Roka branding on all appropriate Panther Instrument software screens, help guides (including the online user manual included as part of the Panther Instrument) and reports, provided that the revised Roka branding is the same size as the Gen- Probe branding which is being replaced. Gen-Probe shall perform limited testing procedures to confirm that such modifications do not have an adverse effect on the performance of the Panther Instrument software.

5.16.2. Subject to the last sentence of Section 5.16, Gen-Probe shall place the “Roka Bioscience” brand on agreed locations on Panther Instruments delivered to Roka, using artwork supplied by Roka.

5.16.3. For any services provided to Roka by Gen-Probe under Section 5.16.1 and Section 5.16.2 above, Roka shall pay to Gen-Probe: (a) a fee equal to the sum of the fully burdened salary costs incurred by Gen-Probe for personnel in connection with the performance of such services, plus [*], and (b) all out-of-pocket expenses (including Third Party charges, if any) incurred by Gen-Probe in providing such services.

6.	PAYMENT

6.1. Currency. All invoices issued and payments made pursuant to this Supply Agreement shall be in United States Dollars. To the extent that Gen-Probe’s Manufacturing Costs are incurred in any currency other than United States Dollars, Gen-Probe shall determine the Dollar amounts in invoices based on the conversion of Manufacturing Costs denominated in foreign currency from the applicable currency units to Dollars on the date that the invoice was issued to Gen-Probe by its Third Party contract manufacturer, using the currency rates section of The Financial Times published on such date.

6.2. Invoice and Payment for Product. For each Panther Instrument, Roka shall pay Gen-Probe the price set forth in Section 2.2 hereof, payable as set forth in this Article 6. Gen- Probe shall provide Roka with an invoice for the total price for each Panther Instrument concurrently with each delivery of such Panther Instrument. Each invoice shall, to the extent applicable, identify Roka’s Purchase Order number, Panther Instrument numbers, names and quantities, unit price and the total amount to be remitted by Roka. Of the total amount reflected on the invoice for the Panther Instrument(s), one-half shall be paid by Roka no later than forty- five (45) days after receipt of the invoice or delivery of the Panther Instruments covered by the invoice to the Cross-Dock Facility or the UK Distribution Center, as the case may be, whichever occurs last, and the remaining one-half shall be paid in accordance with Section 6.3. Notwithstanding the foregoing, the payment terms for the first 75 Panther Instruments ordered by Roka hereunder (excluding Internal Use Instruments purchased by Roka under Section 5.15 above) shall be modified as follows: two-thirds of the total amount reflected on the invoice for the Panther Instrument(s) shall be paid by Roka no later than forty-five (45) days after receipt of the invoice or delivery of the Panther Instruments covered by the invoice to the Cross-Dock Facility or the UK Distribution Center, as the case may be, whichever occurs last, and the remaining one-third shall be paid in accordance with Section 6.3. For the avoidance of doubt, Roka shall be entitled to appropriate reimbursement from Gen-Probe should any audit under Section 7.2 reveal that the actual Manufacturing Costs for a particular year were lower than the amount charged by Gen-Probe to Roka therefor.

6.3. Margin Recovery. With respect to each Panther Instrument, Roka shall pay one-half of the Panther Instrument price (or, in the case of the first 75 Panther Instruments ordered by Roka hereunder (excluding Internal Use Instruments purchased by Roka under Section 5.15 above), one-third of the Panther Instrument price) (such amount, the “Margin Recovery Amount”) over time in increments computed as 1.00% of Roka’s Net Sales, until such time as the Margin Recovery Amount has been paid in full to Gen-Probe with respect to such Panther Instrument, in accordance with the provisions of this Section 6.3; provided, however, that if the Margin Recovery Amount with respect to a Panther Instrument has not been fully paid by the end of the fifty-fourth (54th) month after delivery of such Panther Instrument to Roka, then any such remaining portion of the Margin Recovery Amount for a Panther Instrument shall be immediately due and payable by Roka to Gen-Probe.

6.4. Margin Recovery Payments. All Margin Recovery Amount payments due to Gen-Probe under Section 6.3 shall be paid within 60 days of the end of each Calendar Quarter. Each such payment shall be accompanied by a report of Net Sales of Panther Instruments and Panther-Related Products by Roka and its Affiliates, licensees and sublicensees for the Calendar Quarter in sufficient detail to permit confirmation of the accuracy of the payment made for such Calendar Quarter, including, on a country-by-country basis, the quantity of Panther Instruments and Panther-Related Products sold, the gross sales and Net Sales of such Panther Instruments and Panther-Related Products, and the exchange rates used. If at any time legal restrictions prevent the prompt remittance of part or all of the Margin Recovery Amount with respect to any country in the Territory where Panther Instruments are sold, payment shall be made through such lawful means or methods as the parties reasonably shall determine. For purposes of allocating the total Margin Recovery Amount for each Calendar Quarter to each Panther Instrument, Roka shall divide the total Margin Recovery Amount paid for the Calendar Quarter by the number of Panther Instruments for which a Margin Recovery Amount is still due and owing, to determine an average per-Panther Instrument Margin Recovery Amount for that Calendar Quarter. The average per-Panther Instrument Margin Recovery Amount for that Calendar Quarter shall then be applied to the remaining balance due for each Panther Instrument as to which a Margin Recovery Amount remains due and owing.

7.	RECORDS. INSPECTIONS AND AUDITS

7.1. Records. The Parties shall during the Term (including any renewal thereof) maintain complete and accurate books and records with respect to any and all transactions relating and pertaining to this Supply Agreement.

7.2. Manufacturing Cost Audit. Upon sixty (60) days’ prior written notice, Gen-Probe shall permit its books and records of Manufacturing Costs to be examined for a particular calendar year, no more than once annually, during normal business hours, by an independent auditor appointed by Roka and reasonably acceptable to Gen-Probe, and at Roka’s expense, to the extent necessary to verify all Manufacturing Costs and the invoices delivered by Gen-Probe under this Supply Agreement. Any such audit will be conducted in such a manner to minimize disruptions to Gen-Probe’s business and operations. Any information received during or as a result of such inspection shall be maintained as Gen-Probe’s Confidential Information in accordance with the terms of the Confidentiality Agreement. Roka may only use this information, and disclose it to its employees and advisers, as necessary for Roka to exercise its rights under this Supply Agreement. Roka shall not disclose this information to any Third Party other than accounting and consulting professionals assisting Roka in the audit who agree to maintain the confidentiality of the information in accordance with the terms of the Confidentiality Agreement.

7.3. Manufacturing Quality Audit. Roka shall have the right, at its sole expense, to audit Gen-Probe for compliance with Section 2.3 upon reasonable prior notice to Gen-Probe during normal business hours and not more than once in each calendar year (or such additional times as may be necessary to ensure compliance with all material requirements). Any such audit will be conducted in such a manner to minimize disruptions to Gen-Probe’s business and operations. Any information received during or as a result of such audit shall be maintained as Gen-Probe’s Confidential Information in accordance with the terms of the Confidentiality Agreement. Roka may only use this information, and disclose it to its employees and advisers, as necessary for Roka to exercise its rights under this Supply Agreement. Roka shall not disclose this information to any Third Party other than technical consultants assisting Roka with such audit who agree to maintain the confidentiality of such information in accordance with the terms of the Confidentiality Agreement.

7.4. Assay Integration Services Audit. Roka shall have the right, at its sole expense, to audit and examine any cost, payment, or supporting documentation resulting from the provision of any of the Assay Integration Services upon reasonable prior notice to Gen-Probe during normal business hours and not more than once in each calendar year. Any such audit(s) shall be undertaken by Roka, or its representative from a certified public accounting firm, in conformance with generally accepted auditing standards then applicable. Gen-Probe agrees to fully cooperate with any such audit(s). Any such audit will be conducted in such a manner to minimize disruptions to Gen-Probe’s business and operations. Any information received during or as a result of such audit shall be maintained as Gen-Probe’s Confidential Information in accordance with the terms of the Confidentiality Agreement. Roka may only use this information, and disclose it to its employees and advisers, as necessary for Roka to exercise its rights under this Supply Agreement. Roka shall not disclose this information to any Third Party other than technical consultants assisting Roka with such audit who agree to maintain the confidentiality of such information in accordance with the terms of the Confidentiality Agreement.

8.	ALTERNATIVE SUPPLY

8.1. Alternative Supplier. Roka shall have the right to contract with a Third Party (“Alternative Supplier”) reasonably acceptable to Gen-Probe to Manufacture and fill Roka’s requirements for Panther Instruments if (a) Gen-Probe provides notice of intent not to renew this Supply Agreement pursuant to Section 9.1 hereof, (b) Roka terminates this Supply Agreement pursuant to Section 9.2 (but only with respect to a material breach by Gen-Probe of its obligations under Section 2.4, Section 5.5, Section 5.9 or Section 5.10) or Section 9.3 or (c) during the Term of this Supply Agreement (i) Gen-Probe becomes bankrupt or insolvent or (ii) Gen-Probe ceases production of the Panther Instruments for any other reason (each of the foregoing events described in clauses (a), (b) or (c) above referred to as an “Alternative Supplier Trigger”). The parties acknowledge and agree that Stratec Biomedical Systems AG (“Stratec”) qualifies as an “Alternative Supplier” hereunder. In the event Roka’s rights to contract with an Alternative Supplier under this Article 8 are triggered, Gen-Probe will (i) allow Stratec to act as the Alternative Supplier to Roka hereunder and (ii) waive any covenants or other applicable restrictions in connection therewith. In the event that an Alternative Supplier Trigger occurs and Roka elects to contract with an Alternative Supplier, Roka shall provide written notice of such election to Gen-Probe (“Alternative Supplier Notice”). Roka acknowledges that it shall not have a right to purchase Panther Instruments from an Alternative Supplier under clause (a) above until expiration of the then current term of the Supply Agreement, provided that Gen-Probe continues to fully perform its obligations under this Supply Agreement during the period following notice of non-renewal of this Supply Agreement (the “Non-Renewal Window”). For the avoidance of doubt, Roka shall have the right during the Non-Renewal Window to take all steps necessary to prepare for and ensure that, through its Alternative Supplier, it will have an uninterrupted supply of Panther Instruments upon expiration of this Supply Agreement, including entering into a supply agreement with the Alternative Supplier, and Gen-Probe shall cooperate with and assist Roka during the Non-Renewal Window in accordance with Section 8.2 below.

8.2. Alternative Supplier License. In the event that Roka contracts with an Alternative Supplier with respect to Panther Instruments pursuant to Section 8.1, the Parties agree that with respect to the Panther Instruments:

8.2.1. Roka shall retain all rights conferred by this Supply Agreement reasonably necessary to facilitate Roka’s or its Affiliates’ continued Commercialization of the Panther Instruments without interruption for so long as Roka or an Affiliate markets and sells the Panther Instruments;

8. 2. 2. Subject to an appropriate confidentiality agreement with such Alternative Supplier, Gen-Probe shall (i) grant to the Alternative Supplier a non-exclusive, irrevocable license, without the right to grant sublicenses, in and to any Gen-Probe Know How or other Gen- Probe Intellectual Property Rights, (ii) deliver information and documentation and (iii) use Commercially Reasonable Efforts to assign, sublicense and/or transfer to the Alternative Supplier any necessary Gen-Probe rights in Third Party Intellectual Property Rights (in accordance with the terms of any such Third Party Intellectual Property Rights), that is, in each case, reasonably necessary for the Alternative Supplier to Manufacture and/or supply the Panther Instruments to Roka and to permit Roka without supply interruption to continue to Commercialize the Panther Instruments in the Territory; and

8.2.3. Gen-Probe shall supply to the Alternative Supplier commercially reasonable technology transfer and other assistance reasonably necessary for the Alternative Supplier to Manufacture and/or supply the Panther Instruments to Roka. Roka will be responsible for any reasonable technology transfer fees associated with the technology transfer to such Alternative Supplier, which the Parties shall agree to in advance of the technology transfer, unless the Alternative Supplier Trigger occurs pursuant to Section 8.l(b) above, in which case Gen-Probe shall be responsible for any such technology transfer costs.

8.2.4. The parties agree that Roka shall pay to Gen-Probe a reasonable royalty or other amount mutually determined by Gen-Probe and Roka (or in accordance with Section 13.2 if the parties are unable to agree on such royalty or other amount) that is calculated to compensate Gen-Probe for the use of the Gen-Probe Intellectual Property Rights in connection with the continued Manufacture of the Panther Instruments.

8.3. Material Term. The Parties acknowledge and agree that Gen-Probe’s failure to perform any part of this Article 8 shall be a material breach of this Supply Agreement. The provisions of this Article 8 shall be without prejudice to Roka’s rights under Article 9 (Term and Termination) of this Supply Agreement and any and all remedies provided for hereunder or thereunder or any other rights or remedies available to Roka. Gen-Probe acknowledges that an uninterrupted supply of Panther Instruments is critical to Roka’s business, and agrees that, in the event of a breach by Gen-Probe of Article 8 of this Supply Agreement, Roka shall be entitled to seek specific performance of Gen-Probe’s obligations under this Article 8.

9.	TERM AND TERMINATION

9.1. Term. The term of this Supply Agreement (“Term”) shall commence on the Effective Date and shall continue thereafter for an initial period of seven (7) years, after which it shall renew automatically for successive two (2) year periods unless either party provides the other party with written notice at least twelve (12) months in advance of a scheduled renewal date of its intent not to renew the Supply Agreement.

9.2. Termination for Cause. Either Party may terminate this Supply Agreement for any breach of a material provision of this Supply Agreement by the other Party sixty (60) Business Days after written notice containing details of the breach if the breach remains uncured at the end of the notice period. With respect to a default or breach of this Supply Agreement, failure of a Party to provide notice to the defaulting or breaching Party as required by this Section 9.2 shall not constitute a waiver of the right to give such notice with respect to any subsequent default or breach.

9.3. Supply Failure Termination. Roka shall have the right to terminate this Supply Agreement upon thirty (30) Business Days written notice to Gen-Probe if, for any reason other than as a result of a breach by Roka under this Supply Agreement or an event of force majeure contemplated by Section 13.5 below, Gen-Probe fails to supply (a) at least fifty percent (50%) of Roka’s Forecasted Requirements for the Panther Instruments in Calendar Year 2012 or Calendar Year 2013, (b) at least sixty-five percent (65%) of Roka’s Forecasted Requirements for the Panther Instruments in Calendar Year 2014, (c) at least seventy-five percent (75%) of Roka’s Forecasted Requirements for the Panther Instruments in Calendar Year 2015 or any Calendar Year thereafter during the Term, or (d) Roka with at least 50 Panther Instruments for any Calendar Year after the 2011 Calendar Year (so long as Roka’s Forecast for such Calendar Year is at least equal to an aggregate of 50 Panther Instruments); provided, however, that with respect to (a), (b), (c) or (d), Roka’s orders in the applicable Calendar Year do not exceed the most recent Forecast for such Calendar Year by more than twenty-five percent (25%).

9.4. Effects of Termination.

9.4.1. In the event of termination of this Supply Agreement by Gen-Probe pursuant to Section 9.2, Roka shall promptly return to Gen-Probe all materials and records in Roka’s and its Affiliates’ possession or control containing Confidential Information of Gen- Probe relating to the Panther Instrument.

9.4.2. In the event of termination of this Supply Agreement by Roka pursuant to Sections 9.2 or 9.3, Gen-Probe shall promptly return to Roka all materials and records in Gen- Probe’s and its Affiliates’ possession or control containing Confidential Information of Roka relating to the Panther Instrument.

9.5. Bankruptcy. To the extent permitted under applicable law, either Party may terminate this Supply Agreement effective immediately with written notice if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall file a petition under insolvency laws, shall be dissolved or shall have a receiver appointed for substantially all of its property.

All rights and licenses granted under or pursuant to any Section of this Supply Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property’’ as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of Gen-Probe, Roka shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property to the extent needed to allow Roka to make or have made and continue to market and sell the Panther Instruments under this Supply Agreement, and such, if not already in its possession, shall be promptly delivered to Roka by Gen-Probe, unless Gen-Probe elects to continue, and continues to perform all of its obligations under this Supply Agreement.

9.6. Non-Exclusive Remedy. Termination of this Supply Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Supply Agreement, regardless of whether or not such breach was the reason for the termination.

10.	REPRESENTATIONS AND WARRANTIES

10.1. By Both Parties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Supply Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Supply Agreement and to perform its obligations hereunder, and the person or persons executing this Supply Agreement on its behalf has been du1y authorized to do so by all requisite corporate action; and (c) this Supply Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any material agreement, instrument or understanding, oral or Written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.	INDEMNIFICATION

11.1. Roka Indemnified by Gen-Probe. Gen-Probe hereby agrees to save, defend and hold the Roka Indemnified Parties harmless from and against any and all demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Roka Indemnified Party may become subject as a result of any Claim by any Third Party to the extent such Losses arise directly or indirectly out of: (a) death or personal injury caused by the design or manufacture of the Panther Instrument (it being understood that Roka shall not have a claim for indemnification under this subsection (a) where the death or personal injury is caused by or is otherwise the result of an inaccurate test result or other failure of an assay performed on the Panther Instrument); (b) the breach by Gen-Probe of any material warranty, representation, covenant or agreement made by Gen-Probe in this Supply Agreement; or (c) the negligence or willful misconduct of Gen-Probe; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Roka Indemnified Party or the breach by Roka of any material warranty, representation, covenant or agreement made by Roka in this Supply Agreement.

11.2. Gen-Probe Indemnified by Roka. Roka hereby agrees to save, defend and hold the Gen-Probe Indemnified Parties harmless from and against any and all Losses to which any Gen-Probe Indemnified Party may become subject as a result of any Claim by any Third Party to the extent such Losses arise directly or indirectly out of: (a) an inaccurate test result or other failure of an assay performed on the Panther Instrument; (b) the breach by Roka of any material warranty, representation. covenant or agreement made by Roka in this Supply Agreement; or (c) the negligence or willful misconduct of Roka; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Gen-Probe Indemnified Party or the breach by Gen-Probe of any material warranty, representation. covenant or agreement made by Gen-Probe in this Supply Agreement.

11.3. Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the “Indemnitee”) to the Party against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided, however, that the failure to notify the Indemnitor shall not relieve it from any liability that it may have to the Indemnitee otherwise unless the Indemnitor demonstrates that the defense of the underlying Claim has been materially prejudiced by such failure to provide timely notice. Such notice shall request indemnification and describe the Losses and Claim giving rise to the request for indemnification, and provide relevant details thereof to the extent then available. The Indemnitor shall notify the Indemnitee no later than thirty (30) days from such notice of its intention to assume the defense of any such Claim. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such Claim as provided in this Section 11.3, the Indemnitee shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such Claim with the consent of the Indemnitor, not to be unreasonably withheld, conditioned or delayed.

11.4. Indemnitor May Settle. The Indemnitor shall at its expense, have the right to defend, through counsel reasonably satisfactory to the Indemnitee, any Claim or Losses which is or may be brought in connection with all matters for which indemnification is provided hereunder. In such event, the Indemnitee of the Claim or Losses in question and any successor thereto shall permit Indemnitor’s counsel and independent auditors, to the extent relevant, full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such Claim or Losses; provided, however, that (i) the Indemnitee shall have the right fully to participate in such defense at its own expense; (ii) the Indemnitor’s counsel and independent auditors shall not disclose any Confidential Information of the Indemnitee to the Indemnitor without the Indemnitee’s consent; (iii) access shall only be given to the books and records that are relevant to the Claim or Losses at issue. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitee with respect to the Claim or Losses in question. The Indemnitor shall have the right to settle or compromise any Claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the Claim being settled. In all other cases, the Indemnitee and Indemnitor must agree to enter into any proposed settlement. No Indemnitee shall pay or voluntarily permit the determination of any Losses which is subject to any such Claim while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

11.5. Assistance. Each Party shall provide all information in its possession and reasonable assistance to the other Party as necessary to enable the other Party to defend any Claim. The Indemnitee shall provide reasonable cooperation to the Indemnitor in defense of any Claim or Losses, including, but not limited to, affording complete access to all relevant records. Nothing herein shall prevent the Indemnitee from retaining counsel of its choice, at such Party’s expense, to monitor the defense, trial, or settlement of any matter subject to indemnification hereunder, and the Indemnitor and its counsel shall reasonably cooperate with such Indemnitee counsel.

12.	INSURANCE

12.1. Amounts. During the Term, each Party shall, at its own expense, maintain product liability and other insurance appropriate for activities contemplated by this Supply Agreement (or self-insure) in an amount consistent with industry standards.

13.	GENERAL

13.1. Confidentiality. Any information disclosed by one party to the other Party hereunder pursuant to this Supply Agreement shall be treated as Confidential Information (as defined in the Confidentiality Agreement) and shall be subject to the terms of the Confidentiality Agreement.

13.2. Dispute Resolution. The Parties hereby acknowledge and agree that any claim, dispute, controversy or disagreement arising under or relating to the parties’ rights and obligations under this Supply Agreement shall be subject to the Dispute Resolution and Arbitration provisions outlined in Section 6.17 of the Contribution Agreement entered into between the Parties dated September 10, 2009.

13.3. Governing Law. This Supply Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

13.4. Assignment. Except as expressly provided hereunder, neither this Supply Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that:

13.4.1. Either Party may assign this Supply Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business or assets of such assigning Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; and

13.4.2. Either Party may assign this Supply Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate of such assigning Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Supply Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Supply Agreement shall be void.

13.5. Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation (other than any payment obligation) under this Supply Agreement by reason of any event beyond such party’s reasonable control, including acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Supply Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure event(s). In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three-month period, the other party may then terminate this Supply Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Section 9.4.

13.6. Limitation on Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS SUPPLY AGREEMENT; provided, however, that this Section 13.6 shall not be construed to limit (a) either party’s indemnification obligations under Article 11 with respect to Third Party claims, (b) a party’s obligation to pay the Margin Recovery Amount under Article 6 when due hereunder, or (c) either party’s remedies for breach by the other party of the confidentiality obligations referred to in Section 13.1.

13.7. Entire Agreement; Modification. This Supply Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Supply Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including, without limitation, that certain letter agreement dated as of September 10, 2009 by and between Gen-Probe and Roka regarding “Panther Supply Terms,” which shall be of no further force and effect as of the Effective Date. This Supply Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Supply Agreement.

13.8. Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Supply Agreement or to exercise any right arising out of this Supply Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.9. Nature of Relationship. In making and performing this Supply Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained herein shall be deemed or implied to create an independent contractor, agency, distributorship, joint venture or -partnership relationship among the Parties hereto.

13.10. No Third Party Beneficiaries. This Supply Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.11. Severability. If, for any reason, any part of this Supply Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Supply Agreement. All remaining portions shall remain in full force and effect as if the original Supply Agreement had been executed without the invalidated, unenforceable or illegal part.

13.12. Notices. Any notice to be given under this Supply Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by proper written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries.

If to Roka:	If to Gen-Probe:

Roka Bioscience, Inc. 20 Independence Boulevard, 4th Floor Warren, New Jersey 07059 Attn: Chief Executive Officer Fax: (908) 626-5426	Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, California 92121-4362 Attn: Chief Executive Officer Fax: (858) 410-8637

With a copy to:	With a copy to:

Lowenstein Sandler LLP 65 Livingston Avenue Roseland, New Jersey 07068 Attn: Steven M. Fuerst Fax: (973) 597-2327	Gen-Probe Incorporated 10210 Genetic Center Drive San Diego, CA 92121-4362 Attn: General Counsel Fax: (858) 410-8637

13.13. Headings; Ambiguities. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and are not part of the agreement of the Parties and shall have no effect on the meaning of the provisions hereof. All references in this Supply Agreement to Sections or Articles are to Sections or Articles of this Supply Agreement, unless otherwise indicated. Ambiguities and uncertainties in this Supply Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

13.14. Counterparts: Facsimile Signature. This Supply Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Supply Agreement may be executed and delivered by facsimile or other electronic transmission (including .PDF) and upon such delivery the facsimile or other electronically transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

13.15. Survival. The Parties’ respective rights and obligations under the following Sections and Articles (and all associated definitions) shall survive the termination or expiration of this Supply Agreement: (a) Roka’s payment obligations under Article 6 (to the limited extent any payment obligations accrued thereunder before the termination or expiration of this Supply Agreement), (b) Sections 9.4 and 9.6, and Articles 7, 11, and 13.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WTINESS WHEREOF, the Parties hereto have each caused this Supply Agreement to be executed by their du1y authorized officers as of the date first above written.

GEN-PROBE INCORPORATED

By:	/s/ Carl W. Hull
Name:	Carl W. Hull
Title:	President and Chief Executive Officer

ROKA BIOSCIENCE, INC.

By:	/s/ Paul G. Thomas
Name:	Paul G. Thomas
Title:	President and Chief Executive Officer

Exhibit A

Specifications

Specifications shall include the following documents:

•	Gen-Probe Performance Acceptance Test Procedure (PATP)

•	A description of the field quality acceptance tests, specifications, and criteria used to determine that the Panther Instrument is performing as specified

•	Software requirements and specifications for ETF assays

Exhibit A

Exhibit B

Assay Integration Documents

Gen-Probe shall supply to Roka the following documents to enable integration of Roka’s NATs on the Panther Instrument:

•	Design description of the assay sequence file and the following information for parameters: xml format, function or use of parameter, and whether optional or required.

•	A description of Reagent Dispense Verification parameters and limits.

•	A description of how to run FlashCheck on the Panther Instrument and acceptance criteria

•	A description of how to run SysCheck on the Panther Instrument and acceptance criteria

•	A description of system and ETF assay messages and likely causes on the Panther Instrument (may also be known as troubleshooting guide)

•	A description of the Laboratory Information Systems interface on the Panther Instrument, including command and response structure and format

Exhibit B

Exhibit C

Form of Spare Parts Agreement

Exhibit C

Exhibit D

Schedule of Panther Instrument Training-Related Activities

The following schedule describes the preliminary training-related activities and deliverables related to the Panther Instrument currently envisioned by Gen-Probe; however, such training- related activities are still being developed and, as such, Roka acknowledges and agrees that the information set forth in this schedule is preliminary and is subject to change by Gen-Probe once such training-related activities have been finalized.

1.	Operator and Training Manuals. Gen-Probe has shared preliminary drafts of operator and training manuals for the Panther Instrument with Roka. Once the final versions of these training manuals are completed, all future updates and modifications to the manuals by Gen-Probe will be communicated from Gen-Probe’s QA department to Roka’s QA department. It will be the responsibility of Roka to implement any such changes or modifications on the Roka versions of these manuals. Gen-Probe shall provide electronic (.PDF) versions of the final training manuals to Roka when available, and shall provide electronic (.PDF) versions to Roka of any updated and modified manuals.

2.	Field Service Engineer (FSE) Training. Gen-Probe currently intends to offer Roka FSE training beginning in the first quarter of 2011. This course for non-TIGRIS trained engineers is expected to last for approximately 15 Business Days. Gen-Probe provided one FSE training course for 2 Roka employees from January 10- January 28 and has scheduled a second FSE training course for 1 additional Roka employee for March 7- March 25. For every 12 Panther Instruments ordered by Roka in binding Purchase Orders, Gen-Probe will agree to train 1 additional Roka FSE, provided that Gen-Probe shall not be required to train more than 2 additional Roka FSEs for the remainder of Calendar Year 2011. These training courses will generally be offered by Gen-Probe in its San Diego headquarters location.

3.	Train-the-Trainer Instruction. Gen-Probe currently intends to offer Roka “train-the- trainer” instructional training in the first quarter of 2011. Gen-Probe shall provide ‘‘train the trainer” instruction for not more than 2 Roka employees, which will be designed to teach them the skills necessary to operate the Panther Instrument, with the intent that Roka will be able to conduct its own training classes with respect to the operation of the Panther Instrument in the future. It is anticipated that such training will cover approximately 5 Business Days. This training course is scheduled for the week of February 28- March 4 and will be offered by Gen-Probe in its San Diego headquarters location.

4.	Train the Customer Training. Gen-Probe currently intends to offer Roka a mock “train the customer” course, where previously trained Roka personnel will conduct the training of internal Roka marketing staff playing the role of new Panther customers. Gen-Probe personnel will monitor and facilitate this training by providing support and guidance as a “mentor”’ or “coach” of the Roka trainer(s). This course is intended to help prepare Roka’s personnel to conduct future customer training courses without the presence or support of Gen-Probe. This training course is still being scheduled but will likely be offered by Gen-Probe in its San Diego headquarters location.

Exhibit D

5.	Cost of Training Courses. Gen-Probe will provide training services to Roka at a fully burdened rate of [*] per hour, plus the cost of materials used during the training courses (including training manuals, assays and reagents) on a cost plus [*] basis. The student to trainer ratio is generally expected to be 3 students to 1 trainer. If Roka shares a training course with non-Roka representatives, the cost of the training will be reduced on a pro rata basis (e.g., if a training course is being offered to 2 Roka employees and 1 non-Roka employee, the cost to Roka for such training course would be [*] per hour (2/3rds of [*])).

6.	Field Service Notifications. Roka and Gen-Probe will need to develop a process for handling field service notifications that will be issued by Gen-Probe with respect to the Panther Instrument from time to time. Additional training may also be required with respect to certain of these field service notifications or as changes are made to the Panther Instrument from time to time.

Exhibit D

Exhibit E

Panther Instrument Requirements

Environmental Requirements

Ambient Temperature:	15 - 30°C
Relative Humidity:	20 - 85%

Electrical Requirements

Electrical Input:	100-230 +/- VAC, 50-60Hz, single phase
Current Input:	Minimum of 15 amp circuit (dedicated) 20 amp circuit (dedicated) if used with optional UPS
Current Draw:	Instrument and ancillaries draw 1,400 watts peak - 100 VAC circuit draws 14 amps - 230 VAC circuit draws 6 amps

Clearance Requirements

PANTHER System:	183 cm (6 ft) minimum width / 244 cm (8 ft) recommended width 198 cm (6.5 ft) vertical clearance 91.4 cm (3ft) front clearance for drawer access

Exhibit E

Schedule 5.3

Reagents and Materials Authorized by Gen-Probe

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Schedule 5.3